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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC.
ANNOUNCES STRONG SECOND QUARTER 2002 RESULTS WITH NET
OPERATING REVENUES UP 32.3% AND EBITDA UP 18.5%

COMPLETED ACQUISITION IN JUNE OF 90-BED HOSPITAL

BRENTWOOD, Tenn. (July 24, 2002) — Community Health Systems, Inc. (NYSE: CYH) today announced strong financial and operating results for the second quarter and six months ended June 30, 2002.

        Net operating revenues for the second quarter ended June 30, 2002, totaled $530.6 million, a 32.3% increase compared with $400.9 million for the same period last year. EBITDA for the second quarter of 2002 was $87.5 million, compared with $73.8 million for the same period last year, representing a 18.5% increase. Net income was $24.2 million, or $0.24 per share (diluted), on 99.8 million average shares outstanding for the quarter ended June 30, 2002, compared with $9.7 million, or $0.11 per share (diluted), on 87.5 million average shares outstanding for the same period last year. Refer to page 4 for "Financial Highlights."

        The consolidated financial results for the second quarter ended June 30, 2002, reflect a 28.0% increase in total admissions and a 29.0% increase in adjusted admissions, compared with the second quarter of 2001. On a same store basis, admissions increased 4.6%, adjusted admissions increased 6.4%, and net revenues increased 8.0% compared with the same period last year.

        Net operating revenues for the six months ended June 30, 2002 totaled $1,064 million, compared with $799.6 million for the same period last year, a 33.1% increase. EBITDA for the six months ended June 30, 2002 was $179.9 million, compared with $151.1 million for the same period last year, a 19.1% increase. Net income was $51.4 million, or $0.52 per share (diluted), on 108.3 million average shares outstanding which includes the assumed conversion of the convertible notes for the six months ended June 30, 2002, compared with $20.5 million, or $0.23 per share (diluted), on 87.6 million average shares outstanding for the same period last year.

        The consolidated financial results for the six months ended June 30, 2002 reflect a 26.3% increase in admissions and a 27.7% increase in adjusted admissions, compared with the same period last year. On a same store basis, admissions increased 3.9%, adjusted admissions increased 5.4%, and net revenues increased 8.7%, compared with the same period last year.

        "Community Health Systems continued to build momentum in the second quarter of 2002 with very strong financial and operating results," commented Wayne T. Smith, chairman of the board, president and chief executive officer of Community Health Systems, Inc. "Our impressive year-over-year revenue growth reflects improved volume and the benefits of the acquisitions and capital investments in our facilities during the past year. Our same store growth metrics demonstrate our ability to consistently execute our operating strategy as we continue to assimilate additional hospitals into our system. We are very pleased with the current trends in our business and believe we are well positioned for continued success in 2002."

        The 14.1% and 23.7% increases in the weighted average number of shares (diluted) outstanding for the second quarter and the six months ended June 30, 2002, respectively, compared to the same periods last year, are due principally to the Company's concurrent stock and convertible debt offerings in October 2001, and the effects of the assumed conversion of the convertible notes for the six months ended June 30, 2002. The impact of the assumed conversion of the convertible notes was not significant enough to cause reported fully diluted net income per share to decrease.

        The Company completed one acquisition of a non-profit hospital in a new state during the second quarter of 2002. With the acquisition of Plateau Medical Center (90 beds) in Oak Hill, West Virginia, the number of hospitals owned or leased increased to 60 and the number of states in which we operate increased to 21. The other acquisitions completed during the first six months of 2002 were Gateway Regional Medical Center (386 beds) in Granite City, Illinois, acquired on January 1, 2002, and Helena Regional Medical Center (155 beds) in Helena, Arkansas, acquired on March 1, 2002. Each of these hospitals is the sole provider of general hospital services in its community.

        "Community Health Systems has set a high standard for success in our industry with our ability to selectively acquire hospitals," added Smith. "With three hospitals added to our portfolio in the first half of 2002, we remain confident we are on track to meet our acquisition goals for the year. Our recognition in the marketplace as the acquirer of choice reflects our steadfast commitment to improving the level of healthcare in the non-urban communities we serve."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, July 25, 2002 at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through August 25, 2002.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064) and Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended March 31, 2002. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002		2001
Net operating revenues	$530,582	$400,909	$1,064,101		$799,554
EBITDA (a)	$87,520	$73,830	$179,920		$151,078
Net income	$24,241	$9,651	$51,417		$20,499	(b)
Net income per share — basic	$0.25	$0.11	$0.52		$0.24	(b)
Weighted average number of shares outstanding — basic	98,268	85,713	98,236		85,696
Net income per share — diluted	$0.24	$0.11	$0.52		$0.23	(b)
Weighted average number of shares outstanding — diluted	99,844	87,518	108,299	(c)	87,554

(a)
Excludes minority interest in earnings.

(b)
Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and other intangible assets", related to the non-amortization of goodwill. The adoption of SFAS No. 142 caused a favorable increase of $0.12 per share for the six months ended June 30, 2002. On a pro forma basis, the adoption of SFAS No. 142 would have resulted in net income for the six months ended June 30, 2001 of $32.8 million or $0.37 per share (diluted), representing a $0.14 increase based on the smaller number of shares outstanding in that period. When compared to the 2001 pro forma results, our net income and net income per share (diluted) results for the six months ended June 30, 2002 would have increased 56.7% and 40.5%, respectively.

(c)
Adjusted to include employee stock options and assumed conversion of convertible notes for the six months ended June 30, 2002. Since the net income per share impact of the conversion of the convertible notes is less than the basic net income per share for the current period, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation even though there is no actual change in the reported net income per share. Refer to page 5 for detail calculation of net income per share.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001
Net operating revenues	$530,582	$400,909	$1,064,101	$799,554

Operating expenses:
Salaries and benefits	214,215	156,047	431,379	309,781
Provision for bad debts	47,722	36,986	97,619	73,959
Supplies	61,905	46,129	125,905	92,888
Other operating expenses	119,220	87,917	229,278	171,848
Depreciation and amortization	28,951	21,633	57,435	43,094
Amortization of goodwill	—	7,028	—	14,074
Minority interests in earnings	755	—	1,516	—

Total expenses	472,768	355,740	943,132	705,644

Income from operations	57,814	45,169	120,969	93,910
Interest expense, net	16,522	25,621	33,251	53,174

Income before income taxes	41,292	19,548	87,718	40,736
Provision for income taxes	17,051	9,897	36,301	20,237

Net income	$24,241	$9,651	$51,417	$20,499

Net income per share — basic	$0.25	$0.11	$0.52	$0.24

Net income per share — diluted	$0.24	$0.11	$0.52	$0.23

Weighted average number of shares outstanding:
Basic	98,268	85,713	98,236	85,696

Diluted	99,844	87,518	108,299	87,554

Net income per share calculation:
Net income	$24,241	$9,651	$51,417	$20,499
Add — Convertible notes interest, net of taxes	—	—	4,378	—

Adjusted net income	$24,241	$9,651	$55,795	$20,499

Weighted average number of shares outstanding — basic	98,268	85,713	98,236	85,696
Add effect of dilutive securities:
Employee stock options	1,576	1,805	1,481	1,858
Convertible notes	—	—	8,582	—

Weighted average number of shares outstanding — diluted	99,844	87,518	108,299	87,554

Net income per share — diluted	$0.24	$0.11	$0.52	$0.23

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended June 30,
	Consolidated			Same Store
	2002	2001	% Change	2002	2001	% Change
Number of hospitals	59*	53		53	53
Licensed beds	5,914	4,848		4,775	4,848
Beds in service	4,502	3,722		3,761	3,722
Admissions	50,771	39,677	28.0%	41,509	39,677	4.6%
Adjusted admissions	94,871	73,546	29.0%	78,231	73,546	6.4%
Patient days	195,922	150,251	30.4%	153,245	150,251	2.0%
Average length of stay (days)	3.9	3.8		3.7	3.8
Occupancy rate (beds in service)	47.9%	45.5%		46.0%	45.5%
Net operating revenues	$530,582	$400,909	32.3%	$432,870	$400,807	8.0%
Net inpatient revenue as a % of
Total net operating revenues	51.7%	49.6%		50.7%	49.6%
Net outpatient revenue as a % of
Total net operating revenues	47.0%	49.2%		48.3%	49.2%
EBITDA as a % of net
operating revenues	16.5%	18.4%		18.6%	18.4%
	For the Six Months Ended June 30,
	Consolidated			Same Store
	2002	2001	% Change	2002	2001	% Change
Number of hospitals	59*	53		53	53
Licensed beds	5,914	4,848		4,775	4,848
Beds in service	4,502	3,722		3,761	3,722
Admissions	104,286	82,559	26.3%	85,741	82,559	3.9%
Adjusted admissions	191,171	149,741	27.7%	157,753	149,741	5.4%
Patient days	406,534	315,994	28.7%	322,395	315,994	2.0%
Average length of stay (days)	3.9	3.8		3.8	3.8
Occupancy rate (beds in service)	50.3%	48.4%		49.0%	48.4%
Net operating revenues	$1,064,101	$799,554	33.1%	$869,277	$799,431	8.7%
Net inpatient revenue as a % of
Total net operating revenues	52.2%	51.0%		51.7%	51.1%
Net outpatient revenue as a % of
Total net operating revenues	46.4%	47.8%		47.2%	47.8%
EBITDA as a % of net
operating revenues	16.9%	18.9%		19.2%	18.8%

*
Does not include hospital acquired on June 30, 2002.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	June 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$20,024	$8,386
Patient accounts receivable, net	375,842	360,852
Other current assets	121,972	116,121

Total current assets	517,838	485,359

Property and equipment	1,178,222	1,066,959
Less accumulated depreciation and amortization	(240,587)	(200,425)

Property and equipment, net	937,635	866,534

Goodwill, net	1,021,017	1,000,918

Other assets, net	101,777	98,653

Total assets	$2,578,267	$2,451,464

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$31,748	$58,691
Accounts payable and accrued liabilities	278,816	231,681

Total current liabilities	310,564	290,372
Long-term debt	1,025,360	980,083

Other long-term liabilities	72,705	65,344

Stockholders' equity	1,169,638	1,115,665

Total liabilities and stockholders' equity	$2,578,267	$2,451,464

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  Exhibit Number 99.1
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES STRONG SECOND QUARTER 2002 RESULTS WITH NET OPERATING REVENUES UP 32.3% AND EBITDA UP 18.5%
COMPLETED ACQUISITION IN JUNE OF 90-BED HOSPITAL
COMMUNITY HEALTH SYSTEMS, INC. Financial Highlights (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)